                              ARTHUR ANDERSEN LLP


                                                                    EXHIBIT 23.4


                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


The Board of Directors
Brooke Group Ltd.


We consent to the incorporation by reference of our report dated February 11, 1997 in the registration statement on Form S-3 of Brooke Group Ltd., relating to the consolidated balance sheets of Thinking Machines Corporation and subsidiaries as of December 31, 1996, and the related consolidated statement of operations, stockholders' equity (deficit) and cash flows for the period February 8, 1996 (inception) to December 31, 1996, which report appears in the December 31, 1996 annual report on Form 10-K of New Valley Corporation.


/s/ Arthur Andersen LLP
ARTHUR ANDERSEN LLP



Boston, Massachusetts
February 10, 1998